Exhibit 99.1

Food Company, Inc.

One Dole Drive — Westlake Village, CA 91362 — 818-874-4000 — Fax 818-874-4625

NEWS RELEASE

Contact: Joseph Tesoriero

Phone: (818) 879-6900

Beth Potillo

Phone: (818) 879-6733

DOLE FOOD COMPANY, INC. ANNOUNCES

FIRST QUARTER 2012 RESULTS

AND STRATEGIC BUSINESS REVIEW

WESTLAKE VILLAGE, California – May 3, 2012 – Dole Food Company, Inc. today announced financial and operating results for the first quarter ended March 24, 2012. Additionally, Dole announced that its Board of Directors and management have initiated a comprehensive strategic review of its businesses seeking to enhance shareholder value.

Dole reported first quarter 2012 Adjusted EBITDA of $71 million compared to $111 million in the first quarter of 2011. Comparable Income from continuing operations for the first quarter of 2012 was $13 million or $0.15 per share, compared to $47 million, or $0.53 per share in the first quarter of 2011. GAAP income from continuing operations for the first quarter of 2012 was $17 million, or $0.20 per share, compared to $2 million, or $0.02 in the first quarter of 2011 (see Exhibit 3).

“Our first quarter results were impacted by extraordinarily low prices in all of our major commodity vegetables,” said David A. DeLorenzo, Dole’s President and CEO. “Our packaged salads and fresh berries businesses had very strong results in the quarter, however, these gains were offset by the weaker performance in commodity vegetables. As anticipated, banana earnings were weaker due to lower pricing in North America and Europe, as well as higher fruit costs from Latin America, which more than offset a strong performance in Asia bananas. Our packaged foods segment performed well, with Adjusted EBITDA increasing by 10%. We are very pleased with the performance of our new Fruit Smoothie Shakers® and Frozen Fruit Single-serve Cups, and have launched significant marketing campaigns in support of these new products.”

“In addition, we have initiated a strategic business review of our businesses,” DeLorenzo continued. “As part of this review, the alternatives we may consider include a full or partial separation of one or more of our businesses through a spin-off or other capital markets transaction, as well as other alternatives that will enhance shareholder value. We are committed to enhancing shareholder value and this review is a company priority.”

Strategic Business Review

The company is working with financial advisors to assist the Board of Directors and management in reviewing strategic alternatives and in evaluating prospects and options pertaining to select businesses of the company. There can be no assurances that the company will pursue or complete any of the strategic alternatives that are reviewed. The company intends to disclose developments with respect to the progress of the strategic review process at such time, if any, that the company determines further disclosure is appropriate or required.

Selected Financial Data (Unaudited)

	Quarter Ended
	March 24, 2012	March 26, 2011
	(In millions)
Revenues, net	$1,626.6	$1,686.1
Operating income	46.4	79.3
Adjusted EBITDA	71.0	110.8
Comparable Income	13.0	46.5

See “Non-GAAP Measurements” below for discussion of EBIT and Adjusted EBITDA.

Revenues

Revenues decreased 4% to $1.6 billion during the quarter ended March 24, 2012. Excluding revenues of Dole Spain, which was sold during the fourth quarter of 2011, sales decreased 1%. Fresh fruit revenues decreased primarily as a result of lower sales in the European ripening and distribution business and lower pricing for bananas sold in North America. These factors were partially offset by improved pricing for bananas in Asia, improved volumes of other fresh fruit sold in Asia, higher volumes of fresh pineapples sold worldwide and higher sales of Chilean deciduous fruit. Fresh vegetables revenues increased 2%, primarily due to higher sales of fresh berries and packaged salads partially offset by lower pricing for fresh-packed vegetables. Packaged foods revenues increased 1%, primarily due to higher sales of frozen fruit and healthy snacks in North America and improved pricing worldwide, partially offset by lower worldwide volumes of packaged fruit.

Adjusted EBITDA

Adjusted EBITDA decreased to $71 million in the first quarter of 2012 from $111 million in the prior year. Fresh fruit Adjusted EBITDA decreased due to lower pricing in North America and Europe as well as higher fruit costs from Latin America, partially offset by higher earnings in Asia banana operations. Fresh vegetables Adjusted EBITDA decreased as a result of lower pricing in the fresh-packed vegetables business, partially offset by higher earnings of packaged salads and fresh berries due primarily to lower product costs. Packaged foods Adjusted EBITDA increased as a result of lower marketing expenditures and higher global pricing, partially offset by higher product costs worldwide.

Segment Information (Unaudited)

	Quarter Ended
	March 24, 2012	March 26, 2011
	(In millions)
Revenues from external customers
Fresh fruit	$1,123.7	$1,191.0
Fresh vegetables	235.9	230.2
Packaged foods	266.9	264.8

	$1,626.5	$1,686.0

	March 24, 2012	March 26, 2011
	(In millions)
EBIT
Fresh fruit EBIT	$37.5	$65.8
Fresh vegetables EBIT	7.0	12.3
Packaged foods EBIT	16.3	12.2

Total operating segments	60.8	90.3
Corporate:
Unrealized loss on cross currency swap	—	(3.8)
Unrealized gain (loss) on long-term Japanese yen hedges	1.0	(27.4)
Unrealized gain (loss) on foreign denominated instruments	3.6	(5.9)
Share-based compensation	(1.7)	(1.2)
Operating and other expenses, net	(11.8)	(9.5)

Total Corporate	(8.9)	(47.8)

Total EBIT before discontinued operations	$51.9	$42.5

Cash and Debt (Unaudited)

	March 24, 2012	December 31, 2011
	(In millions)
Cash:
Cash and cash equivalents*	$111.9	$128.6

Total Debt:
Revolving credit facility	$50.0	$69.3
Term loan facilities	895.5	895.5
Senior Notes and Debentures	644.9	644.9
Other debt, net of debt discount	102.4	70.1

Total Debt	$1,692.8	$1,679.8

Net Debt	$1,580.9	$1,551.2

*	includes $6.2 million of restricted cash at March 24, 2012 and December 31, 2011.

See Exhibit 2 for further detailed information on the fresh fruit and packaged foods segments.

Conference Call

The company will hold a conference call for investors to discuss its first quarter results at 4:45 p.m. ET today. Access to a live audio webcast is available at http://investors.dole.com under “Webcasts.” Toll-free telephone access will be available by dialing 1-866-202-4683 in the United States and 1-617-213-8846 from international locations and providing the conference code 59525520. A replay of the call will be available until May 10, 2012. To access the telephone replay, dial 1-888-286-8010 from the United States and 617-801-6888 from international locations and enter the confirmation code 44050203. A replay of the webcast will be archived and available on www.dole.com.

Non-GAAP Measurements

Earnings before interest, taxes and discontinued operations (“EBIT before discontinued operations”), Adjusted EBITDA and Comparable Income from continuing operations (total and per share) are measures commonly used by financial analysts in evaluating the performance of companies. EBIT before discontinued operations is calculated from net income by adding interest expense and income tax expense, and adding the loss or subtracting the income from discontinued operations, net of income taxes. Adjusted EBITDA is calculated from EBIT before discontinued operations by: (1) adding depreciation and amortization; (2) adding the net unrealized loss or subtracting the net unrealized gain on foreign currency and bunker fuel hedges and the cross currency swap which do not have a more than insignificant financing element present at contract inception; (3) adding the net loss or subtracting the net gain on the long-term Japanese yen hedges; (4) adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations; (5) adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments; (6) adding share-based compensation expense; (7) adding charges for restructuring; and (8) subtracting the gain on asset sales. Due to the fact that the long-term Japanese yen hedges had more than an insignificant financing element at inception, the liability is treated as similar to a debt instrument and the associated cash flows are classified as a financing activity. As a result, both the realized and unrealized gains and losses related to these hedges are subtracted from or added back to EBIT before discontinued operations when calculating Adjusted EBITDA. Comparable Income from continuing operations is calculated from income from continuing operations by adding charges for restructuring, net of income taxes, adding the net unrealized loss or subtracting the net unrealized gain on foreign currency and bunker fuel hedges and the cross currency swap, net of income taxes, adding the net loss or subtracting the net gain on the long-term Japanese yen hedges, net of income taxes, adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations, net of income taxes, adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments, net of income taxes, adding share-based compensation expense, net of income taxes, and subtracting the gain on asset sales, net of income taxes. These items have been adjusted because management excludes these amounts when evaluating the performance of Dole. Net debt is calculated as total debt less cash.

EBIT before discontinued operations, Adjusted EBITDA and Comparable Income from continuing operations (total and per share) are not calculated or presented in accordance with U.S. GAAP and are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by U.S. GAAP. Further, EBIT before discontinued operations, Adjusted

EBITDA and Comparable Income from continuing operations (total and per share) as used herein are not necessarily comparable to similarly titled measures of other companies. However, Dole has included these three measures herein because management believes that they are useful performance measures for Dole and for securities analysts, investors and others in the evaluation of Dole.

Dole, with 2011 net revenues of $7.2 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables, and is the leading producer of organic bananas. Dole markets a growing line of packaged and frozen fruit and is a produce industry leader in nutrition education and research.

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

Exhibit 1 (Unaudited)

Reconciliation of net income to EBIT before discontinued operations and Adjusted EBITDA:

	Quarter Ended
	March 24, 2012	March 26, 2011
	(In millions)
Net income	$17.2	$2.0
Income from discontinued operations, net	—	(0.2)
Interest expense	30.8	35.5
Income taxes	3.9	5.2

EBIT before discontinued operations	51.9	42.5
Depreciation and amortization	23.6	23.3
Net unrealized (gain) loss on derivative instruments	(1.8)	3.6
(Gain) loss on long-term Japanese yen hedges	(0.1)	27.4
Foreign currency loss on vessel obligations	1.4	2.4
Net unrealized (gain) loss on foreign denominated instruments	(3.9)	6.9
Share-based compensation	2.8	1.9
Charges for restructuring	1.3	2.8
Gain on asset sales	(4.2)	—

Adjusted EBITDA	$71.0	$110.8

Exhibit 2 (Unaudited)

Fresh fruit and packaged foods EBIT was impacted by charges for restructuring, unrealized non-cash foreign currency exchange gains and losses, share-based compensation and gain on asset sales, which are detailed in the tables below. These items are eliminated for purposes of calculating Adjusted EBITDA.

	Quarter Ended
	March 24, 2012	March 26, 2011
	(In millions)
Fresh Fruit
Charges for restructuring	$(1.3)	$(2.8)
Unrealized gain on foreign currency and fuel hedges	1.4	1.2
Net loss on long-term Japanese yen hedges	(0.9)	—
Net unrealized gain on foreign denominated instruments	0.2	0.1
Foreign currency exchange loss on vessel obligations	(1.4)	(2.4)
Share-based compensation	(0.7)	(0.4)
Gain on asset sales	4.2	—

Total	$1.5	$(4.3)

	Quarter Ended
	March 24, 2012	March 26, 2011
	(In millions)
Packaged Foods
Unrealized gain (loss) on foreign currency hedges	$0.4	$(1.0)
Unrealized gain (loss) on foreign denominated instruments	0.1	(1.1)
Share-based compensation	(0.2)	(0.1)

Total	$0.3	$(2.2)

Exhibit 3 - Reconciliation of Income from continuing operations to Comparable Income from continuing operations (Unaudited):

	Quarter Ended
	March 24, 2012		March 26, 2011
	(In millions, except per share data)
		Earnings per share		Earnings per share
Income from continuing operations	$17.2	$0.20	$1.8	$0.02
Net unrealized (gain) loss on derivative instruments, net of income taxes of $0.6 million and $0.3 million	(1.3)	(0.01)	3.3	0.04
Net loss on long-term Japanese yen hedges, net of income taxes[1]	—	—	27.4	0.31
Charges for restructuring, net of income taxes	1.3	0.01	2.8	0.03
Foreign currency exchange loss on vessel obligations, net of income taxes[1]	1.4	0.01	2.4	0.03
Net unrealized (gain) loss on foreign denominated instruments, net of income taxes of $0.3 million and $0 million	(3.8)	(0.04)	6.9	0.08
Share-based compensation, net of income taxes of $(0.8) million and $0 million	2.0	0.02	1.9	0.02
(Gain) on asset sales, net of income taxes of $0.3 million and $0 million	(3.8)	(0.04)	—	—

Comparable Income from continuing operations	$13.0	$0.15	$46.5	$0.53

[1]	There was no income tax impact for this reconciling item.